For period ending December 31, 2012
77C
File number 811-06637

At a special meeting of shareholders of UBS High Yield Fund and UBS Global Equity Fund held on October 25, 2012, both series of The UBS Funds, a majority of shareholders voted on the proposals indentified in the proxy statement, which was the approval of an Agreement and Plan of Reorganization providing for the: (i) acquisition by Nationwide Mutual Funds ( the "NMF Trust"), a Delaware statutory trust, on behalf of its series of all of the property, assets and goodwill of its corresponding Target Fund, in exchange solely for shares of beneficial interested, no par value, of the Acquiring Fund; (ii) the assumption by the NMF Trust, on behalf of each Acquiring Fund, of all the liabilities of its corresponding Target Fund; (iii) the distribution of the shares of each Acquiring Fund to the shareholders of its corresponding Target Fund according to their respective interests in complete liquidation of each Target Fund; and (iv) the dissolution of each Target Fund as practical after the closing.

Target Funds

Acquiring Funds
UBS Global Equity Fund

Nationwide Global Equity Fund

Class A

Class A

Class C

Class C

Class Y

Institutional Class

UBS High Yield Fund

Nationwide High Yield Bond Fund

Class A

Class A

Class C

Class C

Class Y

Institutional Class

UBS Global Equity Fund
Proposal 1: To vote on an Agreement and Plan of Reorganization.

For
3,258,133.565
Against
163,238.146

UBS High Yield Fund
Proposal 1: To vote on an Agreement and Plan of Reorganization.

For
6,158,077.839
Against
245,076.156

The UBS Funds

1